EXHIBIT 99.1



                                                       Contact: Robert A. Lerman
                                                                860-683-2005
NEWS RELEASE                                                    OTCBB:  TDYTE
                                                                July 20, 2007

                THERMODYNETICS REPORTS MARCH 2007 ANNUAL RESULTS
                 NET REVENUE INCREASED 25% ABOVE THE PRIOR YEAR

                 FURTHER INCREASE IS ANTICIPATED FOR FISCAL 2008

WINDSOR, CT - Friday July 20, 2007 - Thermodynetics, Inc. (TDYTE: OTCBB)

The Company's 2007 fiscal year, ended March 31, 2007, was quite eventful. At the beginning of the year, our Turbotec Products subsidiary raised capital through a public offering in London, and now trades under the symbol TRBO on the AIM market of the London Stock Exchange.

This created enough capital to bring the Company from a negative to positive working capital position while also allowing us to repay a significant amount of debt.

After this was accomplished, the Turbotec team moved to expand its personnel, upgrade facilities, and develop a new line of heat recovery products. They brought online new customers and have a healthy program for applying lean manufacturing techniques that is aimed at improving profit margins.

Net revenues increased 25% above fiscal 2006 which itself was 20% above 2005's. Thus in two years, on a continuing operations basis, net revenues went from $15.65 million to $23.53 million, more than a 50% increase. This significant achievement came at a price that is being addressed. Gross profit margins fell to 23% in fiscal 2007, and with the attention to passing on the costs that were incurred as metal prices reached unprecedented heights (primarily copper and nickel), the gross profit downtrend was reversed in the fourth quarter of the year and improvement is expected to continue into fiscal 2008.

Our net income bottom line reflects the sale of a portion of Turbotec's stock in the IPO, the reduction in interest costs, investments into new product lines and improved profitability of our manufacturing activities.

Thermodynetics is interested in expanding beyond its Turbotec product line and as such continues to investigate acquisition candidates. Banking and access to capital for expansion purposes is believed to be quite adequate and we are looking for favorable results of operations to report in the coming year.




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                                                           Figures in $000's,
                                                       Except for Per Share Data
                                                       Year Ended      March 31,
                                                          2007            2006
                                                          ----            ----
Net Sales                                               $23,530         $18,750
Operating Income                                            831           1,220
Income from Continuing
 Operations Before Income Taxes                           2,847             851
Provision for Income Taxes                                  950             320
Income from Continuing Operations                         1,897             531
Income (Loss) from Discontinued
 Operations, Net of Tax                                     597          (1,241)
Net Income (Loss)                                         2,494            (710)

Weighted Shares Outstanding-
          Basic and Diluted                           4,025,439       3,974,856

Earnings (Loss) Per Share-
          Basic and diluted
From Continuing Operations                               $  .47         $   .13
From Discontinued Operations                                .15         $  (.31)
Total Earnings (Loss) Per Share                          $  .62         $  (.18)

                              ABOUT THERMODYNETICS
                              --------------------
     Through its Turbotec Products, Plc subsidiary, Thermodynetics manufactures high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer and transportation applications. The Company serves customers in the space conditioning, refrigeration, automotive, biomedical, plumbing, appliance, water heating and aerospace industries. Turbotec is quoted on the AIM market in London under the symbol TRBO. Thermodynetics also owns a nominal interest in a private Belgium company that is engaged in the nutraceutical industry by providing natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties. A small investment was also made in a US company that offers a specialized approach to the RFID (radio frequency identification) industry, with an orientation to medical facilities. Thermodynetics continues to seek acquisition candidates.


FORWARD-LOOKING STATEMENTS
--------------------------
     This report contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's subsidiary's revenues, changes in unit prices, and supply and demand for the Company's tubing product lines in the markets served.

     When used, words such as "believes," "anticipates," "expects," "continue," "may," "plan," "predict," "should," "will," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.